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AMENDMENT NO. 3 TO AGREEMENT AND PLAN OF MERGER

        THIS AMENDMENT NO. 3 TO AGREEMENT AND PLAN OF MERGER (this "Amendment") is made and entered into this 13th day of January, 2005 by and among (a) IQ Biometrix, Inc., a Delaware corporation ("IQB"), and Wherify Acquisition, Inc., a newly-formed wholly-owned subsidiary of IQB established under the laws of the state of California (the "Merger Sub"), on the one hand, and (b) Wherify Wireless, Inc., a California corporation ("Wherify"), on the other hand (each a "Party" and collectively, the "Parties"). Capitalized terms used herein but not defined herein shall have the meaning set forth for such terms in the Merger Agreement.

RECITALS:

        WHEREAS, the Board of Directors of IQB, Wherify and Merger Sub deem it advisable and in the best interests of each corporation and its stockholders or shareholders that IQB combine with Wherify in order to advance the long-term business interests of IQB and Wherify;

        WHEREAS, IQB, Wherify and Merger Sub entered into an Agreement and Plan of Merger, dated April 14, 2004 (the "Merger Agreement");

        WHEREAS, IQB, Wherify and Merger Sub desire to amend the Merger Agreement;

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, covenants and agreements set forth below, the parties agree as follows:

1.
Wherify Series C Preferred Stock. IQB hereby consents to (i) the amendment of Wherify's existing articles of incorporation to increase the number of authorized shares of Common Stock to 12,000,000, the authorized number of shares of Preferred Stock to 6,000,000 and the authorized number of Series C Preferred Stock from 3,200,000 to 4,200,000 and (ii) the sale and issuance of such additional shares of Series C Preferred Stock on the same or better terms and conditions with respect to Wherify as such shares were sold by Wherify prior to the date of the Merger Agreement.

2.
No Other Changes. All other terms of the Merger Agreement shall remain the same.

3.
Complete Agreement. This Amendment together with the Merger Agreement contains a complete and exclusive statement of the agreement of the parties with respect to the subject matter hereof.

        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment on the day and year first above written.

"IQB"		"Wherify"
IQ BIOMETRIX, INC., a Delaware corporation		WHERIFY WIRELESS, INC., a California corporation
By:	/s/ WILLIAM B.G. SCIGLIANO	By:	/s/ TIMOTHY NEHER
Name:	William Scigliano	Name:	Timothy Neher
Title:	CEO	Title:	President and Chief Executive Officer
"Merger Sub"
WHERIFY ACQUISITION, INC., a California corporation
By:	/s/ WILLIAM B.G. SCIGLIANO
Name:	William Scigliano
Title:	CEO

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AMENDMENT NO. 3 TO AGREEMENT AND PLAN OF MERGER
RECITALS